Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

IonQ, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (4)	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Equity	Depositary Shares	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Debt Convertible Into Equity	Warrants	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Other	Subscription Rights	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Other	Purchase Contracts	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Other	Units	Rule 457(o)	(1) (2)	(3)	(3)	0.00014760	$—

Fees to Be Paid	Unallocated (Universal) Shelf	[Unallocated (Universal) Shelf]	Rule 457(o)	(1) (2)	(3)	$500,000,000	0.00014760	$73,800

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$500,000,000		$73,800

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$73,800

(1)

An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $500,000,000.